GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY A Stock Company [8515 East Orchard Road]
[Greenwood Village, CO 80111] [1-877-723-8723]

Rider Amendment

THIS AMENDMENT IS ISSUED BY GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY AS PART OF THE GUARANTEED LIFETIME WITHDRAWAL BENEFIT RIDER (“RIDER”) TO WHICH IT IS ATTACHED. EXCEPT AS EXPRESSLY AMENDED BY THIS AMENDMENT, THE TERMS AND CONDITIONS OF THE RIDER SHALL REMAIN IN FULL FORCE AND EFFECT. IF THERE IS ANY CONFLICT BETWEEN THIS AMENDMENT AND THE RIDER, THE TERMS OF THIS AMENDMENT WILL PREVAIL.

1.	The definition of Rider Election Date in Section 1: DEFINITIONS is deleted and replaced with the following:

Rider Election Date – The Business Day when Rider Contributions are first allocated to a Covered Fund. The Rider Election Date shall be the date upon which the Initial Benefit Base is calculated and before the Owner attains the age of 86 years old.

Signed for Great-West Life & Annuity Insurance Company

[ ]	[ ]
[Richard Schultz],	[Robert L. Reynolds],
[Secretary]	[President and Chief Executive Officer]

ICC19-J466-Rideramend